EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form SB-2 No. 333-145656) of Payment Data Systems, Inc.; (Form S-8 No. 333-122312) pertaining to the Amended and Restated 1999 Employee Comprehensive Stock Plan of Payment Data Systems, Inc. and the 1999 Non-Employee Director Plan of Payment Data Systems, Inc.; and (Form S-8 No. 333-30958) pertaining to the Employee Stock Purchase Plan of Payment Data Systems, Inc. of our report dated April 15, 2011, with respect to the consolidated financial statements of Payment Data Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Akin, Doherty, Klein & Feuge, P.C.

AKIN, DOHERTY, KLEIN & FEUGE, P.C.
San Antonio, Texas
April 15, 2011